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                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY

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                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              NS ACQUISITION CORP.

                                       AND

                        NATIONAL SERVICE INDUSTRIES, INC.

                            DATED AS OF APRIL 1, 2003

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                          AGREEMENT AND PLAN OF MERGER

                                Table of Contents

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ARTICLE I.             THE MERGER.....................................................      2
   Section 1.1.      The Merger.......................................................      2
   Section 1.2.      Effective Time; Closing..........................................      2
   Section 1.3.      Effect of the Merger.............................................      2
   Section 1.4.      Conversion of Company Common Stock...............................      2
   Section 1.5.      Changes in Shares................................................      3
   Section 1.6.      Dissenting Shares................................................      3
   Section 1.7.      Stock Options....................................................      4
   Section 1.8.      Restricted Stock.................................................      4
   Section 1.9.      Employee Stock Purchase Plan.....................................      4
   Section 1.10.     Surrender of Shares of Company Common Stock; Stock Transfer Books      5
ARTICLE II.            THE SURVIVING CORPORATION......................................      7
   Section 2.1.      Certificate of Incorporation.....................................      7
   Section 2.2.      Bylaws...........................................................      7
   Section 2.3.      Directors and Officers...........................................      7
ARTICLE III.              REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............      7
   Section 3.1.      Organization and Standing........................................      7
   Section 3.2.      Capitalization...................................................      8
   Section 3.3.      Authority for Agreement..........................................      9
   Section 3.4.      No Conflict......................................................     10
   Section 3.5.      Required Filings and Consents....................................     11
   Section 3.6.      Permits; Compliance..............................................     11
   Section 3.7.      SEC Filings, Financial Statements................................     11
   Section 3.8.      Absence of Certain Changes or Events.............................     12
   Section 3.9.      Taxes............................................................     12
   Section 3.10.     Assets...........................................................     15
   Section 3.11.     Change of Control Arrangements...................................     15
   Section 3.12.     Litigation.......................................................     16
   Section 3.13.     Material Contracts...............................................     16
   Section 3.14.     Information Supplied.............................................     17
   Section 3.15.     Employee Benefit Plans...........................................     17
   Section 3.16.     Labor and Employment Matters.....................................     19
   Section 3.17.     Environmental Compliance and Disclosure..........................     20
   Section 3.18.     Intellectual Property............................................     21
   Section 3.19.     Brokers..........................................................     22
   Section 3.20.     Insurance Policies...............................................     22
ARTICLE IV.               REPRESENTATIONS AND WARRANTIES OF BUYER.....................     23
   Section 4.1.      Organization and Standing........................................     23
   Section 4.2.      Authority for Agreement..........................................     23
   Section 4.3.      No Conflict......................................................     23
   Section 4.4.      Required Filings and Consents....................................     23
   Section 4.5.      Information Supplied.............................................     24
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   Section 4.6.      Brokers..........................................................     24
   Section 4.7.      No Prior Activities; Financing...................................     24
   Section 4.8.      Ownership of Company Common Stock................................     25
ARTICLE V.             COVENANTS......................................................     25
   Section 5.1.      Conduct of the Business Pending the Merger.......................     25
   Section 5.2.      Access to Information; Confidentiality...........................     27
   Section 5.3.      Notification of Certain Matters..................................     27
   Section 5.4.      Further Assurances...............................................     27
   Section 5.5.      No Solicitation of Transactions..................................     28
   Section 5.6.      Stockholder Litigation...........................................     30
   Section 5.7.      Indemnification, Exculpation and Insurance.......................     30
   Section 5.8.      Public Announcements.............................................     31
   Section 5.9.      Company Stockholders' Meeting....................................     31
   Section 5.10.     Proxy Statement..................................................     32
   Section 5.11.     Director Resignations............................................     32
   Section 5.12.     No Acquisition of Company Common Stock...........................     33
   Section 5.13.     Employee Matters.................................................     33
   Section 5.14.     Rights Agreement.................................................     34
   Section 5.15.     Commitment Letters...............................................     34
ARTICLE VI.               CONDITIONS..................................................     35
   Section 6.1.      Conditions to the Obligation of Each Party.......................     35
   Section 6.2.      Conditions to Obligations of Buyer to Effect the Merger..........     35
   Section 6.3.      Conditions to Obligations of the Company to Effect the Merger....     36
ARTICLE VII.              TERMINATION, AMENDMENT AND WAIVER...........................     37
   Section 7.1.      Termination......................................................     37
   Section 7.2.      Effect of Termination............................................     38
   Section 7.4.      Amendments.......................................................     40
   Section 7.5.      Waiver...........................................................     40
ARTICLE VIII.             GENERAL PROVISIONS..........................................     40
   Section 8.1.      No Third Party Beneficiaries.....................................     40
   Section 8.2.      Entire Agreement.................................................     40
   Section 8.3.      Succession and Assignment........................................     40
   Section 8.4.      Counterparts.....................................................     41
   Section 8.5.      Headings.........................................................     41
   Section 8.6.      Governing Law....................................................     41
   Section 8.7.      Severability.....................................................     41
   Section 8.8.      Specific Performance.............................................     41
   Section 8.9.      Construction.....................................................     41
   Section 8.10.     Non-Survival of Representations and Warranties and Agreements....     41
   Section 8.11.     Certain Definitions..............................................     42
   Section 8.12.     Fees and Expenses................................................     43
   Section 8.13.     Notices..........................................................     43
   Section 8.14.     Consent to Jurisdiction; Waiver of Trial by Jury.................     43

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
                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 1, 2003, by and between NS ACQUISITION CORP., a Delaware corporation ("Buyer"), and NATIONAL SERVICE INDUSTRIES, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by the stockholders of Buyer;

      WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Buyer will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

      WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, the Company and the holders of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock");

      WHEREAS, the Board of Directors of Buyer has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of SunTrust Robinson Humphrey (the "Financial Advisor"), financial advisor to the Board of Directors of the Company, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company's stockholders for their shares of Company Common Stock in the Merger is fair, from a financial point of view, to those stockholders;

      WHEREAS, the Board of Directors of the Company has declared the Merger advisable and, subject to the terms and conditions of this Agreement, has unanimously resolved to recommend that the holders of the Company Common Stock approve the Merger, this Agreement and the transactions contemplated hereby; and

      WHEREAS, simultaneously with the execution of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, King & Spalding LLP has issued an opinion to the Company, as required under the Tax Disaffiliation Agreement (as hereinafter defined), to the effect that the Merger, this Agreement and the transactions contemplated hereby will not cause Section 355(e) or 355(f) of the Internal Revenue Code of 1986, as amended (the "Code"), to apply to the Company's spin-off of Acuity Brands, Inc.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

      Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

      Section 1.2. Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing (the "Closing Date"), a closing (the "Closing") shall be held at 10:00 a.m., Eastern Standard Time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

      Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      Section 1.4. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any capital stock of Buyer or the Company, the capital stock of the Company and Buyer shall be converted as follows:

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            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.4(b) and Dissenting Shares (as hereinafter defined), if any) (together with the associated preferred stock purchase rights) shall be canceled and converted into the right to receive an amount in cash equal to TEN DOLLARS ($10.00) payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.10 (the "Merger Consideration");

            (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

            (c) All shares of the Company Common Stock converted pursuant to
      Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement; and

            (d) Each share of common stock, par value $.0001 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      Section 1.5. Changes in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

      Section 1.6. Dissenting Shares.

            (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock (the "Company Stockholders") who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted as described in Section 1.4(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by
      Section 262 of the DGCL; provided,
      however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

            (b) The Company shall give Buyer prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company or withdrawals of such demands, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

      Section 1.7. Stock Options. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to provide that each option granted under any stock option or compensation plan or arrangement to acquire Company Common Stock (each, a "Company Option") which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled, effective as of the Effective Time, in exchange for a single lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided, however, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled in exchange for such cash payment, if any, as shall be reasonably agreed to by the parties hereto. From and after the Effective Time, the Surviving Corporation shall take or cause to be taken any and all actions reasonably necessary to give effect to the treatment of Company Options pursuant to this Section 1.7. The holders of the Company Options shall be entitled to enforce this Section 1.7 against the Surviving Corporation.

      Section 1.8. Restricted Stock. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, each share of restricted Company Common Stock granted under any compensation plan or arrangement which is outstanding immediately prior to the Effective Time which was theretofore unvested shall become fully vested and shall be canceled and converted into the right to receive the Merger Consideration pursuant to
Section 1.4(a). Each share of unissued restricted Company Common Stock underlying a performance-based award granted under any stock option or compensation plan or arrangement (each, a "Company Restricted Stock Award") which is outstanding immediately prior to the Effective Time shall be issued in amounts reflecting full satisfaction of any performance criteria and shall be deemed fully vested, effective as of the Effective Time, and shall be canceled and converted into the right to receive the Merger Consideration pursuant to
Section 1.4(a).

      Section 1.9. Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all actions necessary and appropriate to provide that the Company's Employee Stock

Purchase Plan (the "ESPP") shall be terminated and purchases under the ESPP shall be terminated effective on or prior to the Effective Time.

      Section 1.10. Surrender of Shares of Company Common Stock; Stock Transfer Books.


            (a) Prior to the Effective Time, Buyer shall designate EquiServe, L.P. (or if EquiServe, L.P. is otherwise unwilling or unable to serve on terms reasonably acceptable to Buyer, another bank or trust company reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds necessary to make the payments to such holders pursuant to Section 1.4 upon surrender of their Certificates. Buyer will, as of the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Fund"). The Fund shall be invested by the Paying Agent as directed by Buyer. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Buyer shall replace any monies lost through any investment made pursuant to this
      Section 1.10(a). The Paying Agent shall make the payments provided in
      Section 1.4.

            (b) Within ten (10) days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use (which letter of transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time) in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such

      Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

            (c) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

            (e) The Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

                                  ARTICLE II.

                            THE SURVIVING CORPORATION

      Section 2.1. Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in Exhibit 2.1 attached hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation.

      Section 2.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in Exhibit 2.2 attached hereto and as so amended shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

      Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to each of the other parties hereto, as of the date hereof (or, if made as of a specified date, as of such date), as follows:

      Section 3.1. Organization and Standing. Each of the Company and each Subsidiary (as hereinafter defined) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse

Effect (as hereinafter defined). The Company has furnished or made available to Buyer true and complete copies of its certificate of incorporation (including any certificates of designations attached thereto, the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

      Section 3.2. Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of March 31, 2003, (i) 11,195,973 shares of Company Common Stock are issued and outstanding (including 678,299 shares of unvested restricted Company Common Stock), all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 3,282,527 shares of Company Common Stock are held in the treasury of the Company, (iii) 1,201,084 Company Options are outstanding pursuant to the Company's incentive compensation plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (iv) 46,414 shares of Company Common Stock are issuable pursuant to outstanding Company Restricted Stock Awards, (v) 854,398 shares of Company Common Stock are authorized and reserved for future issuance pursuant to such incentive compensation plans, (vi) approximately 4,425 shares are subject to outstanding purchase rights under the ESPP (assuming the purchase of shares of Company Common Stock under the ESPP based on the closing price per share of Company Common Stock on March 3, 2003), and (vii) no shares of Preferred Stock are issued or outstanding. Section 3.2 of the Company Disclosure Letter sets forth a correct and complete list, as of March 31, 2003, of the outstanding Company Options with the exercise price and of the outstanding Company Restricted Stock Awards. Except as set forth above or in Section 3.2 of the Company Disclosure Letter, as of March 31, 2003, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section
3.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Section 3.2 of the Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 50% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary. Each outstanding share of capital stock of each Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

      Section 3.3. Authority for Agreement.

            (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, other than, with respect to the Merger, the approval and adoption of this Agreement by the Company Stockholders and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Based, in part, on the representation of Buyer in Section 4.8, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

            (b) At a meeting duly called and held on April 1, 2003, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) declared this Agreement advisable and resolved to recommend approval and adoption of this Agreement and the Merger by the Company Stockholders. Based, in part, on the representation of Buyer in Section 4.8, the actions taken by the Board of Directors of the Company constitute all necessary approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of the Rights Agreement (as hereinafter defined), Articles Twelfth and Thirteenth of the Company Certificate of Incorporation, and Section 203 of the DGCL.
      Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the Company's Board of Directors or stockholders. Other than Section 203 of the DGCL, no other state antitakeover or similar statute is applicable to the Company in connection with the Merger, this Agreement or any of the transactions contemplated hereby. For purposes of this Agreement, the "Rights Agreement" shall mean that certain Amended and Restated Rights Agreement, dated December 17, 1997, as amended, by and between the Company and EquiServe, L.P. (as successor-in-interest to First Chicago Trust Company of New York). Except for the Rights Agreement, neither the Company nor any Subsidiary has any rights plan, "poison pill" or similar arrangement.

            (c) The Rights Agreement has been amended so that: (i) Buyer is exempt from the definition of "Acquiring Person" contained in the Rights Agreement, and no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby; and (ii) the Rights Agreement will terminate and the Rights (as defined in the Rights Agreement) will expire at the Effective Time. The Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Buyer.

            (d) The Financial Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Company Stockholders in the Merger is fair to such holders from a financial point of view. A copy of such opinion is attached to the Company Disclosure Letter.

      Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) based, in part, on the representation of Buyer in
Section 4.8, conflict with or violate the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (ii) subject to Section 3.5, conflict with or violate in any material respect any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (iii) except as set forth in Section 3.4 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

      Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing and recordation of appropriate merger documents as required by the DGCL, and
(iii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      Section 3.6. Permits; Compliance. The Company and each Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each such Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof, except where such non-possession would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (the "Company Permits"), and all such Company Permits are valid and in full force and effect. Except as set forth in Section 3.6 of the Company Disclosure Letter, with respect to the textile rental and envelope businesses, each of the Company and the Subsidiaries (i) has been operated at all times since September 1, 2001 in material compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected and (ii) is not in default or violation of any Material Contracts to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of the Company or any of the Subsidiaries is bound or affected, except in the cases of clause (ii), for any defaults or violations which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

      Section 3.7. SEC Filings, Financial Statements.

            (a) The Company has filed all forms, reports, statements and documents required to be filed with the United States Securities and Exchange Commission (the "SEC") since September 1, 2001 (collectively, the "Company SEC Reports"), under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) All of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect) and fairly present the consolidated financial position of the Company and the Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

            (c) Except as set forth in Section 3.7(c) of the Company Disclosure Letter, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and the Subsidiaries at February 28, 2003, including the notes thereto, (ii) liabilities disclosed in the Company SEC Reports filed prior to the date hereof, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since February 28, 2003, none of which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

      Section 3.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement, as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.8 of the Company Disclosure Letter, since August 31, 2002, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had, or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary except for quarterly dividends consistent with past practice, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

      Section 3.9. Taxes.

            (a) The Company and each of the Subsidiaries have duly and timely filed with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by any of them through the date hereof. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and the Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Reports filed prior to the date hereof in accordance with GAAP. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period did not, as of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements.

            (b) Except as set forth in Section 3.9 of the Company Disclosure Letter and except for matters which are the responsibility of Acuity Brands, Inc. pursuant to the Tax Disaffiliation Agreement, there are no pending or, to the knowledge of the Company, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for Taxes with respect to the Company or any of the Subsidiaries, and neither the Company nor any Subsidiary knows of any proposed or threatened Tax claims or assessments which, if upheld, would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except pursuant to the Tax Disaffiliation Agreement or as set forth in Section 3.9 of the Company Disclosure Letter, no power of attorney granted by the Company with respect to any Taxes is currently in force.

            (c) There is no pending claim by an authority in a jurisdiction where any of the Company and the Subsidiaries does not file Tax Returns and in which it is required to file Tax Returns that it is subject to taxation by that jurisdiction. Neither the Company nor any of the Subsidiaries has or has had a "permanent establishment" in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Section 3.9 of the Company Disclosure Letter sets forth each state in which the Company and each Subsidiary is or may be subject to any Tax.

            (d) The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (e) There are no material liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith.

            (f) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except for the Tax Disaffiliation Agreement, neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
      (ii) has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) All elections with respect to Taxes which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect on Taxes payable by the Company or any of the Subsidiaries (either directly to a Governmental Entity or pursuant to the Tax Disaffiliation Agreement) with respect to periods after the date hereof are set forth in Section 3.9 of the Company Disclosure Letter. Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has: (i) consented at any time under
      Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, or is required by virtue of the transactions contemplated by this Agreement or otherwise, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect on Taxes payable by the Company or any of the Subsidiaries (either directly to a Governmental Entity or pursuant to the Tax Disaffiliation Agreement); (iii) made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under
      Section 103(a) of the Code; (v) made or will not make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

            (h) Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries (i) is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, or (ii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law).

            (i) The Company has timely provided or caused to be provided, or has received waivers of, all required notices to Acuity Brands, Inc. under that certain Tax Disaffiliation Agreement dated as of November 30, 2001 (the "Tax Disaffiliation Agreement") between the Company and Acuity Brands, Inc. The Company has timely made all payments required to be made by the Company under the Tax Disaffiliation Agreement.

            (j) At no time during the period beginning on August 30, 1999 and ending on November 30, 2002, was there any agreement, understanding or arrangement, nor were there any Substantial Negotiations (as defined below), regarding the Merger or any Similar Acquisition (as defined below). The Distributions (as such term is defined in the Tax Disaffiliation Agreement) were motivated, in whole or substantial part, by corporate business purposes other than a business purpose to facilitate any person's acquisition of the stock of the Company. The Distributions would have occurred at approximately the same time and in similar form regardless of the Merger or any Similar Acquisition.

            (k) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning,

      "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, (iii) "Substantial Negotiations" means, with respect to a transaction involving the acquisition of stock of the Company, discussions of significant economic terms (such as price) by one or more officers, directors or Controlling Shareholders (as such term is defined in Treasury Reg. Section 1.355-1(h)(3)) of the Company, or another person or persons with the implicit or explicit permission of one or more officers, directors or Controlling Shareholders of the Company, with the acquirer of such stock of the Company or a person or persons with the implicit or explicit permission of the acquirer, and (iv) "Similar Acquisition" means, with reference to the Merger, a potential transaction that, if consummated, would effect a direct or indirect combination of all or a significant portion of the same business operations as the combination that would have been effected by the Merger (even if the timing or the terms of the potential acquisition are different); provided, however, that an acquisition is not considered similar to the Merger if the ultimate owners of Buyer are substantially different from the ultimate owners of the business operations with which the Company would have been combined in such other potential acquisition.

      Section 3.10. Assets. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 (the "Company 10-K") or in Section 3.10 of the Company Disclosure Letter, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 10-K or acquired after August 31, 2002 (other than assets disposed of since August 31, 2002 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the Company 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after August 31, 2002, provided that the obligations secured by such liens are not delinquent; and (iv) defects, liens, encumbrances and restrictions that are not reasonably expected to, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Each of the Company and the Subsidiaries has complied in all material respects with the terms of all real and personal property leases to which it is a party, and all such leases are in full force and effect.

      Section 3.11. Change of Control Arrangements. Except as set forth in
Section 3.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event, including termination of employment at or following the Effective Time) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any severance, termination or other payment or benefit to any director, officer, employee or consultant of the Company or any Subsidiary. Prior to the Effective Time and as contemplated by Section 5.13(d), the Company will have taken action with respect to the Company Benefit Plans and Benefit Agreements to provide reasonable assurances that (i) no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement will be an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) no director, officer, employee or consultant will be subject to the excise tax under Section 4999 of the Code.

      Section 3.12. Litigation. Except for such matters set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.12 of the Company Disclosure Letter, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.13. Material Contracts. Except as set forth in Section 3.13 of the Company Disclosure Letter or as filed prior to the date hereof as an exhibit to the Company SEC Reports, neither the Company nor any Subsidiary is a party to or bound by, and none of their respective properties or assets are bound by or subject to, any written or oral contract, agreement or arrangement which (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) involves annual expenditures by the Company in excess of $2,000,000, (iii) contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to the Company or any Subsidiary, or restricts the conduct of the business of the Company or any Subsidiary, or the geographic area in which the Company or any Subsidiary may conduct business, in each case in any material respect, (iv) is a contract, agreement or arrangement with the Company or any Subsidiary on the one hand, and any officer, director or other affiliate on the other hand, or (v) is a contract, agreement or arrangement under which the Company or any Subsidiary has
(a) incurred any indebtedness that is currently owing or (b) given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $2,000,000.

      Contracts, agreements and arrangements described in clauses (i) through
(v) above, whether or not set forth in Section 3.13 of the Company Disclosure Letter or filed as an exhibit to the Company SEC Reports, are referred to herein individually as a "Material Contract" and collectively as the "Material Contracts." Each Material Contract is valid and binding on the Company and each Subsidiary party thereto and, to the Company's knowledge, each other party thereto, and in full force and effect, and the Company and each Subsidiary has in all material respects performed all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Company's knowledge, each other party to each Material Contract has in all material respects performed all obligations required to be performed by it under such Material Contract. Except as set forth in Section 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract.

      Section 3.14. Information Supplied. The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger (the "Proxy Statement"), at the date such document is first published, sent or delivered to Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in the foregoing document.

      Section 3.15. Employee Benefit Plans.

            (a) All bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding maintained, contributed to or required to be maintained or contributed to by the Company or any of the Subsidiaries providing benefits to any current or former employee, officer, consultant or director of the Company or any of the Subsidiaries (such plans and arrangements, except for any Multiemployer Pension Plan (as hereinafter defined), are hereinafter referred to as the "Company Benefit Plans"), and all employment, consulting, deferred compensation, indemnification, severance or termination agreements or similar arrangements or understandings between the Company or any of the Subsidiaries and any current or former employee, officer, consultant or director of the Company or any of the Subsidiaries which are currently in effect (collectively, the "Benefit Agreements") are listed in Section 3.15 of the Company Disclosure Letter. Section 3.15 of the Company Disclosure Letter indicates which of the Company Benefit Plans are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), and "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (together with the Pension Plans, the "ERISA Plans"). The Company has provided to, or made available for review by, Buyer true and complete copies of (i) each Company Benefit Plan and Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Benefit Agreement, a description thereof), (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required),
      (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.

            (b) Except as set forth in Section 3.15 of the Company Disclosure Letter, the ERISA Plans have been maintained and administered in all material respects in compliance with the requirements of ERISA, and the Code, and any ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and continues to satisfy the requirements for such qualification. The Company has provided to Buyer a true and complete copy of the most recent determination letter received with respect to each Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any.
      Section 3.15 of the Company Disclosure Letter lists any ERISA Plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any ERISA Plan, nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) or
      Section 502(l) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. There is no pending or anticipated Litigation against or otherwise involving any of the Company Benefit Plans or Benefit Agreements, and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan or Benefit Agreement which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) Section 3.15 of the Company Disclosure Letter lists each pension plan which is a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Pension Plan"), and neither the Company nor any Subsidiary has incurred any withdrawal liability under Title IV of ERISA to any such Multiemployer Pension Plan. All contributions and premiums and benefit payments required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made.

            (d) Except as set forth in Section 3.15 of the Company Disclosure Letter, all material reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, and neither the Company nor any Subsidiary has received notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to any Company Benefit Plan.

            (e) The Company and the Subsidiaries, with respect to each Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of Section 4980B(f) of the Code. Neither the Company nor any Subsidiary has any obligations for retiree health or life insurance benefits under any Company Benefit Plan or Benefit Agreement, except as set forth in Section 3.15 of the Company Disclosure Letter.

            (f) With respect to each ERISA Plan required to be set forth in
      Section 3.15
      of the Company Disclosure Letter that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Pension Plan), (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such ERISA Plan, (iii) the aggregate amount of actuarial accrued liabilities (within the meaning of section 412 of the Code) under all such ERISA Plans on a combined basis as of the most recent plan year end, determined based on the actuarial value of assets and the actuarial accrued liabilities that are used in conjunction with determining the funding requirements for such ERISA Plans as reported in such ERISA Plans' actuarial reports for such plan year, does not exceed the aggregate actuarial value of the assets of such ERISA Plans, (iv) neither the Company, any Subsidiary nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (v) all premiums (and interest, charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"), and (vi) no filing has been made by the Company, any Subsidiary or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any ERISA Plan and, to the knowledge of the Company, no condition exists which could constitute grounds for the termination of any such ERISA Plan by the PBGC.

            (g) Except for the Subsidiaries, there are no other entities which are considered one employer with the Company or a Subsidiary under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

      Section 3.16. Labor and Employment Matters. Except as set forth in Section
3.16 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees. To the knowledge of the Company, none of the Company, any of the Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Subsidiaries, which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings and wages and hours, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.16 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company, its Subsidiaries and any of its current or former employees which have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. The Company and its Subsidiaries have properly accrued on its books and records all unpaid but accrued wages, salaries and other paid time-off.

      Section 3.17. Environmental Compliance and Disclosure. Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 3.17 of the Company Disclosure Letter:

            (a) Except where the failure to so possess, notify or comply would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Subsidiaries, and their respective operations and facilities, to the knowledge of the Company, (i) have, and maintain in full force and effect, all permits, licenses and authorizations required by applicable Environmental Laws;
      (ii) have filed all notices required by applicable Environmental Laws; and
      (iii) are in compliance with the requirements of all applicable Environmental Laws;

            (b) Neither the Company nor any Subsidiary has received any request for information or any notice of actual or threatened material liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq. ("CERCLA") or any similar state, local or foreign statute or ordinance, or any other Environmental Laws, from any Governmental Entity or any other person and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location, except where such claim would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and no investigation, Litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, (ii) has a contractual indemnification obligation or indemnification obligation under Law in connection with any claim pending or, to the knowledge of the Company, threatened by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials, or (iii) has entered into any agreement with any person pursuant to which the Company has assumed responsibility for, or otherwise agreed to contribute to the investigation, assessment or remediation of conditions resulting from a release of

      Hazardous Materials into the indoor or outdoor environment related to the handling of Hazardous Materials.

            (d) None of the real property currently nor, to the knowledge of the Company, formerly owned or leased by the Company or any Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, or any similar state list of sites requiring investigation or cleanup.

            (e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company, no Hazardous Material has been released (as defined by CERCLA or any other Environmental Law) into the air, soil or groundwater as a result of the textile rental and envelope operations of the Company or any Subsidiary, or at, from, under or on any facility currently or formerly owned or operated by the Company or any Subsidiary that has resulted, or that could reasonably be expected to result, in any remediation obligation to either the Company or any Subsidiary.

      As used in this Section 3.17, the term "Environmental Laws" means any and all past and present federal, state, local or foreign laws (including common law), statutes, codes, ordinances, rules, regulations or other legal obligations applicable to protection of human health and the environment, including without limitation, CERCLA, the Clean Air Act (42 USC Sections 7401 et seq.), the Resource Conservation and Recovery Act (42 USC Sections 6901 et seq.), the Clean Water Act (33 USC Sections 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Toxic Substance Control Act (15 USC Sections 2601 et seq.), and the Safe Drinking Water Act (42 USC Sections 300f et seq.).

      As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, hazardous waste, special waste, controlled waste, petroleum or petroleum-derived waste or breakdown products, chlorinated solvent or chlorinated solvent-derived waste or breakdown products, asbestos-containing materials or polychlorinated biphenyls, or any other material, whether liquid, solid or gas, which is regulated under any Environmental Law.

      Section 3.18. Intellectual Property.

            (a) The Company or a Subsidiary owns, or possesses valid rights to use, all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, mask works, trade secrets and other confidential business and technical information (collectively, "Intellectual Property") material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except where the failure to own or to have such rights to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any other person, and the Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any such Intellectual Property owned or licensed by the Company or any Subsidiary, except for conflicts or violations which, if determined adversely to the Company, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no other person has interfered with, infringed upon or misappropriated any material Intellectual Property rights of the Company.

            (b) The Company and the Subsidiaries own, or possess valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries as presently conducted, except where the failure to own such computer software programs or have such rights would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) All of the Company's licenses to use Intellectual Property of third parties are in full force and effect, and, to the knowledge of the Company, no party is in breach or default thereunder, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

      Section 3.19. Brokers. Except pursuant to the Financial Advisor's engagement letter with the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Buyer true and complete copies of the engagement letters of the Financial Advisor and any other financial advisors employed by the Company in connection with the transactions contemplated by this Agreement. All fees and expenses under such engagement letters will be paid by the Company. The Company's good faith estimates of the fees and expenses of any accountant, broker, financial advisor, consultant, counsel or other person retained by the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company or any Subsidiary have been previously provided to Buyer in writing, identified by category of advisor.

      Section 3.20. Insurance Policies. The Company has delivered to Buyer prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, except as noted on such list. Each of the Company and the Subsidiaries is in compliance with all conditions contained in such insurance policies, except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company as follows:

      Section 4.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

      Section 4.2. Authority for Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      Section 4.3. No Conflict. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Buyer, (ii) conflict with or violate in any material respect any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Buyer of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, (ii) for filing and recordation of appropriate merger documents as required by the DGCL, and (iii) for those required by the HSR Act.

      Section 4.5. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date such document is first published, sent or delivered to Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

      Section 4.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Buyer in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

      Section 4.7.      No Prior Activities; Financing.

            (a) Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Buyer has no material obligations or liabilities and has not engaged in any business activities of any type or kind whatsoever.

            (b) Buyer has received commitment letters in the form attached hereto as Schedule 4.7(b) (the "Debt Commitment Letters"), which have been executed by the lenders specified therein and presented to Buyer for signature. Upon execution by Buyer, each of the Debt Commitment Letters will be in full force and effect subject to the terms and conditions set forth therein, all commitment fees required to be paid thereunder will have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Buyer. The funds to be made available under the Debt Commitment Letters will be sufficient (together with the funds described in Section 4.7(c)), to enable Buyer to pay the aggregate Merger Consideration for the shares of the Company Common Stock pursuant to the Merger and to pay all of its fees and expenses related to the transactions contemplated by this Agreement.

            (c) Buyer has delivered to the Company a commitment letter in the form attached hereto as Schedule 4.7(c) (the "Equity Commitment Letter"), which has been executed by Buyer and the other parties specified therein (the "Buyer Affiliates"). Upon its execution by the Company, the Equity Commitment Letter will be in full force and effect subject to the terms and conditions set forth therein, enforceable against the parties thereto in accordance with its terms. The Equity Commitment Letter provides for, subject to the terms and conditions set forth therein and in this Agreement, (i) the contribution to Buyer of $20 million in cash, which amount consists of the proceeds of a loan to be secured on a first priority basis by the assets (the "Buyer Assets") described in the Equity Commitment Letter, and (ii) from and after the Effective Time, the pledge for the benefit of the Surviving Corporation of the Buyer Affiliates' right, title and interest in and to the Buyer Assets (subject to the rights of the lender under the loan described in clause (i) above), when and as necessary, in the Surviving Corporation's determination, to satisfy the obligations of the Surviving Corporation.

      Section 4.8. Ownership of Company Common Stock. Neither Buyer nor any of its "affiliates" or "associates" "own" (as such terms are defined in Section 203 of the DGCL) any shares of Company Common Stock.


                                   ARTICLE V.

                                    COVENANTS

      Section 5.1.      Conduct of the Business Pending the Merger.

            (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time unless Buyer shall otherwise agree in writing, (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have business relations, and
      (iii) the Company and the Subsidiaries will comply in all material respects with all applicable Laws and regulations wherever their business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act.

            (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Buyer shall otherwise agree in writing, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of their capital stock, except for quarterly dividends consistent with past practice and for dividends by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock; (iii) repurchase or otherwise acquire any shares of their capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any securities convertible into any such shares of their capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the (A) issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement and the issuance of restricted shares of Company Common Stock pursuant to outstanding Company Restricted Stock Awards and (B) issuance of shares of Company Common Stock pursuant to purchase rights outstanding as of the date of this

      Agreement under the ESPP and (C) acquisitions of Company Common Stock by Company Benefit Plans that are 401(k) plans; or (v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

            (c) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Buyer shall otherwise agree in writing or as otherwise contemplated by this Agreement, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than trade payables incurred in the ordinary course of business consistent with past practice; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of the Subsidiaries; (iv) mortgage or pledge any of its assets or properties (other than in the ordinary course of business consistent with past practice); (v) merge or consolidate with any other entity in any transaction or acquire any business or assets (other than assets acquired in the ordinary course of business consistent with past practice); (vi) sell any business or assets (other than inventory sold in the ordinary course of business consistent with past practice) in a single transaction or series of transactions in which the aggregate consideration is $500,000 or greater; (vii) change its accounting policies except as required by GAAP; (viii) except as contemplated by this Agreement with respect to any Benefit Agreement, make any change in employment terms for any of its directors, officers, employees or consultants which would create material additional Company liability; (ix) except as contemplated by this Agreement with respect to any Benefit Agreement, alter, amend or enter into any agreement which would create any material obligations (including entering into any agreements with respect to any aspiration achievement incentive awards) with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors, affiliates or consultants of the Company or the Subsidiaries; (x) except as required by Law or required for a merger of any Company Benefit Plans or as contemplated by this Agreement, make any material change to the Company Benefit Plans; (xi) amend or cancel or agree to the amendment or cancellation of any Material Contract; (xii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business consistent with past practice) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors; (xiii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;
      (xiv) make any material tax election or settle or compensate any tax liability involving amounts in excess of $100,000 in the aggregate; (xv) make any capital expenditures which are in excess of $250,000; (xvi) enter into any agreements providing for payments (other than in the ordinary course of business consistent with past practice) which are in excess of $250,000; (xvii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), or modify the terms of any existing settlement agreement or arrangement (other than in amounts not exceeding, net of expected insurance recovery, an aggregate of $500,000); (xviii) enter into, modify or extend any collective bargaining agreement or other contract, arrangement, agreement or understanding with a labor union or labor organization; (xix) cancel any material indebtedness, or waive or assign any material claims or material rights; (xx) except as contemplated by Section 3.3(c), amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights to facilitate an Acquisition Proposal (as hereinafter defined); or
      (xxi) authorize, or commit, resolve or agree to take, any of the foregoing actions.

      Section 5.2. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its Representatives, may reasonably request. Notwithstanding the foregoing, any investigation shall be conducted in such a manner so as not unreasonably interfere with the business and operations of the Company and the Subsidiaries. The Company shall provide the Representatives of Buyer reasonably adequate office space at the Company's facilities from which to conduct such investigation. Buyer will remain subject to the terms of a confidentiality agreement with the Company dated December 20, 2002, as amended (the "Confidentiality Agreement").

      Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or materially inaccurate and (ii) any failure by such party to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.4.      Further Assurances.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the

      Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all commercially reasonable efforts to take all such action.

            (b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

      Section 5.5.      No Solicitation of Transactions.

            (a) Subject to the provisions of Section 5.8 and this Section 5.5, neither the Company nor any Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit its Representatives to take) any action to (i) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal (as hereinafter defined), (ii) unless this Agreement shall be terminated by the Company pursuant to Section 7.1(i) hereof, enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person (other than Buyer and its Representatives) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, at any time prior to obtaining the Company Stockholders' approval of this Agreement and, so long as neither the Company nor any Subsidiary nor any of their Representatives shall have breached any of the provisions of this
      Section 5.5(a), the Company may, in response to an Acquisition Proposal that the Company's Board, after consultation with the Financial Advisor, determines could reasonably lead to a Superior Proposal and subject to the Company's compliance with Section 5.5(b), (A) furnish information with respect to the Company and the Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Buyer, (B) participate in discussions or negotiations with respect to such Acquisition Proposal, and (C) terminate this Agreement pursuant to Section 7.1(i) hereof and enter into an agreement, arrangement or understanding with respect to such Acquisition

      Proposal. For so long as this Agreement shall not have been terminated in accordance with its terms, the Company's Board of Directors shall not redeem the Rights or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal.

            (b) The Company shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise Buyer of any inquiry received by it relating to any Acquisition Proposal and of the material terms of any proposal or inquiry (other than the identity of the person making the same) that it may receive in respect of any such Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Buyer a copy of any such proposal or inquiry, if it is in writing, or an oral summary of any such proposal or inquiry, if it is not in writing, and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing.

            (c) Neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the Company's Board or such committee of the approval of this Agreement,
      (ii) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than a confidentiality agreement described in Section 5.5(b)). Nothing contained in this Section 5.5(c) shall prohibit the Company or the Company's Board of Directors from (A) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (B) making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or (C) notwithstanding anything to the contrary contained herein, in the event that the Company's Board of Directors determines in good faith that such action would be in the best interests of the Company Stockholders, withdrawing or modifying its recommendation (a "Subsequent Determination") of this Agreement no earlier than three (3) business days following the day of delivery of written notice to Buyer of its intention to do so; provided that the Company continues to comply with all other provisions of this Agreement; and provided, further, that, during such three business day period, the Company, if requested by Buyer, negotiates in good faith with Buyer to make such adjustments to the terms and conditions of this Agreement, if any, as would enable the Company's Board of Directors to recommend this Agreement on such adjusted terms.

            (d) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal concerning any (i) merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary representing 50% or more of the consolidated assets of the Company and the Subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company, (iv) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing (other than the Merger).

            (e) For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal made by a third party which, in the good faith judgment of the Company's Board of Directors, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would, based upon advice of the Financial Advisor, result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

      Section 5.6. Stockholder Litigation. The Company shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Merger, and no such settlement shall be agreed to by the Company without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed.

      Section 5.7.      Indemnification, Exculpation and Insurance.

            (a) Notwithstanding anything to the contrary herein, it is understood and agreed that all rights (the "Indemnification Rights") to indemnification and exculpation by the Company now existing in favor of each present and former director and officer of the Company or the Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Merger, and the Surviving Corporation shall (i) continue the Indemnification Rights in full force and effect for a period of at least six (6) years from the Effective Time and (ii) perform, in a timely manner, all of its obligations with respect to the Indemnification Rights. Any claims for indemnification hereunder as to which the Surviving Corporation has received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

            (b) Prior to the Effective Time, the Company shall purchase and pre-pay in full "tail" directors' and officers' liability insurance providing for coverage with respect to matters occurring prior to the Effective Time for six (6) years from the Effective Time, which coverage is reasonably equivalent in scope and amount to the Company directors' and officers' liability insurance policies in place on the date of this Agreement; provided, however, that the Company shall not, without Buyer's prior written consent, pay or agree to pay an aggregate premium for such insurance in excess of $1,700,000.

            (c) If the Surviving Corporation or any of its successors or assigns
      (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

      Section 5.8. Public Announcements. Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Buyer or the Company is a party. Notwithstanding anything contained in this Agreement to the contrary, any press release or other public statement issued by the Company shall be permitted to state that the Board of Directors of the Company is permitted to receive and consider Acquisition Proposals in accordance with and subject to the terms of this Agreement. Such press release or statement shall not be deemed to be a violation of the Company's or the Company's Board of Director's obligations under this Agreement and any Acquisition Proposals received in response thereto shall be considered "unsolicited" by the Company for all purposes under this Agreement and may be reviewed and considered by the Board of Directors of the Company in accordance with and subject to the terms of this Agreement.

      Section 5.9.      Company Stockholders' Meeting.

            (a) The Company shall cause the date of the Stockholders' Meeting to be set for a date as soon as practicable (in no event later than forty-five (45) days from the date on which the Proxy Statement is cleared by the SEC) for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting. Unless the Board of Directors shall have made a Subsequent Determination, the Company shall solicit from holders of shares of Company Common Stock entitled to vote at the Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

            (b) Unless required by applicable Law or by a court of competent jurisdiction, without the consent of Buyer, the Company shall not (i) postpone or reschedule the date of the Stockholders' Meeting once it has been fixed by the Board of Directors as set forth in the preceding paragraph or (ii) adjourn the Stockholders' Meeting without taking a vote with respect to the Merger. In the event that following the taking of a vote with respect to the Merger at the Stockholders' Meeting, additional time is required to count the proxies and ballots submitted at the Stockholders' Meeting, the Stockholders' Meeting may be adjourned solely for the purpose of counting such proxies and ballots and announcing the final results of the voting on the Merger. In the event that the Company postpones, reschedules or adjourns the Stockholders' Meeting in a manner permitted by the preceding sentences, the Company shall convene or reconvene, as the case may be, the Stockholders' Meeting as soon as practicable thereafter.

            (c) Notwithstanding anything contained in this Agreement to the contrary, the Company may, if it receives an unsolicited Acquisition Proposal, delay the holding of the Stockholders' Meeting or the mailing of the Proxy Statement, in each case for such time as is necessary for the Board of Directors of the Company to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation of the Merger and this Agreement; provided, that, any such delay shall not extend beyond the earlier of (i) twenty (20) business days or (ii) the latest date as would permit the Closing to occur by the Outside Date.

      Section 5.10. Proxy Statement. The Company will as promptly as practicable following the execution of this Agreement (in no event later than fourteen (14) days thereafter) prepare and file the Proxy Statement with the SEC, in form and substance reasonably acceptable to Buyer, and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. Buyer and the Company shall furnish all information concerning it as the other may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Buyer and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Buyer or any of its associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Buyer will promptly inform the Company, and in the case of (A) or (B) the Company and Buyer, will, upon learning of such event, promptly prepare, and the Company shall file and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing or mailing, the Company and Buyer shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. The Proxy Statement shall (subject to Section 5.5(c)) include the recommendation of the Company's Board of Directors that the Company Stockholders vote to approve the Merger, this Agreement and the transactions contemplated hereby and that the Company's Board has determined that the Merger is advisable.

      Section 5.11. Director Resignations. The Company shall cause to be delivered to Buyer resignations of all the directors of the Subsidiaries to be effective upon the consummation of the Merger or at such earlier time as may be agreed by the parties hereto. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Buyer to fill such vacancies.

      Section 5.12. No Acquisition of Company Common Stock. Prior to the Effective Time, neither Buyer nor any of its "affiliates" or "associates" shall become the "owner" (as such terms are defined in Section 203 of the DGCL) of any shares of Company Common Stock.

      Section 5.13.     Employee Matters.

            (a) Subject to the terms of any applicable collective bargaining agreement, for a period of not less than one (1) year following the Effective Time, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) immediately prior to the Effective Time (the "Affected Employees") with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement; provided that neither Buyer nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of the Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. With respect to each employee benefit plan, program or policy of the Surviving Corporation or Buyer or any of its affiliates, each Affected Employee shall be given credit under such plan for all service with the Company or any Subsidiary prior to the Effective Time for all purposes under such plan. Such prior service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations. Subject to the terms and conditions of this Agreement, with respect to any severance protection agreement or arrangement, or employment letter or agreement, providing for compensation or benefits to an employee of the Company after termination of employment, the Surviving Corporation shall confirm in writing that it shall pay and perform all of the obligations of the Company pursuant to such agreements and arrangements.

            (b) With respect to the ESPP, the Company shall take all actions necessary to provide that (i) the ESPP shall be terminated on a date following the date of this Agreement and no offerings shall be permitted after such date, and (ii) each participant's accumulated payroll deductions may be returned to the participant or may be used to purchase shares of Company Common Stock prior to the Effective Time in accordance with the terms of the ESPP.

            (c) Nothing contained in this Section 5.13 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Affected Employee (subject to the Affected Employee's right to receive any compensation or benefits to which he or she is entitled) or, subject to Section 5.13, any change in the employee benefits available to any individual Affected Employee or the amendment or termination of any particular Company Benefit Plan or Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

            (d) The Company shall enter into Employment Agreements, to be effective as of the Effective Time, with Carol Morgan, Gene Laminack, J. Randolph Zook and Richard LeBer in substantially the form attached hereto as Exhibit 5.13(d). The Company shall enter into agreements with Brock A. Hattox and Chester J. Popkowski, effective immediately after the Effective Time, in form and substance as reasonably agreeable to the parties hereto.

            (e) The Company shall use its commercially reasonable efforts to obtain the surrender of each Company Option by the holders thereof on or prior to the Effective Time for treatment or payment in accordance with
      Section 1.7.

            (f) Prior to the Effective Time, the Company shall take all action necessary and proper to merge the National Service Industries Pension Plan A for Employees Covered by a Collective Bargaining Agreement and the Pension Plan Covering Certain Hourly Employees of National Linen Service, and if the Company deems it desirable, the National Service Industries Pension Plan B with and into the Pension Plan of AECO Products Division of National Service Industries, Inc. (the "AECO Pension Plan"), in accordance with the requirements of ERISA and the Code, with the AECO Pension Plan being the surviving plan.

      Section 5.14. Rights Agreement. The Company shall take all further actions (in addition to that referred to in Section 3.3(c)), if any, necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

      Section 5.15. Commitment Letters. Buyer shall execute the Debt Commitment Letters immediately following the execution and delivery of this Agreement by the Company. Buyer shall use commercially reasonable efforts to obtain the financing as set forth in the Debt Commitment Letters and the Equity Commitment Letter (collectively, the "Commitment Letters") and to satisfy the conditions set forth in the Commitment Letters or the related financing agreements. Buyer shall provide prompt written notice to the Company of any lender's or other party's refusal or stated intent to refuse to provide the financing described in the Commitment Letters and, in each case, the stated reasons therefor. In any such event, Buyer shall use commercially reasonable efforts to find substitute financing for such financing as promptly as possible; provided, that any such substitute financing shall be on terms and conditions no less favorable to Buyer than the terms and conditions of the financing so substituted.

                                   ARTICLE VI.

                                   CONDITIONS

      Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

            (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders;

            (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

            (c) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger; and

            (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

      Section 6.2. Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date;

            (b) The representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date;

            (c) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

            (d) The Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied in all respects;

            (e) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

            (f) Buyer shall have received the proceeds of the financing pursuant to the Commitment Letters;

            (g) The total number of Dissenting Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock at the Effective Time;

            (h) The Company shall have received an opinion of King & Spalding LLP, in form and substance reasonably satisfactory to Buyer, to the effect that the opinions contained in the tax opinion rendered by King & Spalding LLP to the Company on April 1, 2003 remain the opinions of King & Spalding LLP as of the Effective Time;

            (i) The Company shall have obtained the surrender of each Company Option by the holders thereof for treatment or payment in accordance with
      Section 1.7;

            (j) There shall not have been entered by the United States Court of Appeals for the Second Circuit any judgment or order in the litigation matter referred to in Section 6.2(j) of the Company Disclosure Letter that results in the Company being required to pay amounts in excess of $1,000,000;

            (k) There shall not have been entered by any court a final, nonappealable judgment or order against the Company requiring payment by the Company of amounts in excess of $1,000,000 that are not covered by insurance; provided that Section 6.2(j) above shall govern any judgment or order entered in the litigation matter referred to in Section 6.2(j) of the Company Disclosure Letter;

            (l) The Tax Disaffiliation Agreement shall have been amended by the parties thereto to clarify the obligations of the Company under Section
      2.03 of the Tax Disaffiliation Agreement on such terms and conditions as shall be reasonably acceptable to Buyer; and

            (m)   The Company and Brock A. Hattox and the Company and Chester
      J. Popkowski shall have entered into the agreements referred to in
      Section 5.13(d).

      Section 6.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

            (b) The representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

            (c) Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement;

            (d) Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied in all respects; and

            (e) The Board of Directors of the Company shall have received a solvency opinion from a nationally-recognized financial advisor, in form and substance reasonably satisfactory to the Board, which opinion shall be as of the Effective Time.


                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER

      Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

            (a) By mutual written consent of duly authorized representatives of Buyer and the Company;

            (b) By Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) By Buyer or the Company if the Merger shall not have been consummated on or before September 30, 2003 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this
      Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

            (d) By Buyer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Buyer its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal,
      (iv) shall have redeemed the Rights, or waived or amended any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal, or (v) shall have resolved to do any of the foregoing;

            (e) By Buyer if (i) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Buyer or an affiliate of Buyer) and the Company's Board fails within ten (10) days of commencement of such tender offer to recommend that the Company Stockholders not tender their shares in such tender or exchange offer or (ii) for any reason the Company fails to call and hold the Stockholders' Meeting by the Outside Date;

            (f) By the Company or Buyer, if this Agreement and the Merger shall fail to be approved and adopted by the Company Stockholders at the Stockholders' Meeting by reason of the failure to obtain the required vote at such meeting;

            (g) By Buyer if (i) any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Buyer or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within ten (10) days after written notice of such breach to the Company from Buyer, such breach shall not have been cured in all material respects or waived by Buyer; provided that, (A) Section 7.1(e)(ii) shall govern any failure by the Company to call and hold the Stockholders' Meeting by the Outside Date and (B) Section 7.1(j) shall govern any willful and knowing (as described therein) breach by the Company of its covenants or obligations under Article V;

            (h) By the Company, if (i) any of the conditions set forth in
      Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Buyer shall breach in any material respect any of its representations, warranties or obligations hereunder and, within ten (10) days after written notice of such breach to Buyer from the Company, such breach shall not have been cured in all material respects or waived by the Company;

            (i) By the Company if the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Buyer its approval or recommendation of the Merger or this Agreement upon the Company entering into an agreement relating to a Superior Proposal; provided that the Company's right to terminate this Agreement under this
      Section 7.1(i) shall not be available if the Company is then in breach of
      Section 5.5; or

            (j) By Buyer if the Company shall, with the prior knowledge of any of the Knowledge Officers (as defined hereinafter), willfully and knowingly breach in any material respect any of its covenants or obligations under Article V; provided that, Section 7.1(e)(ii) shall govern any failure by the Company to call and hold (whether or not willfully and knowingly) the Stockholders' Meeting by the Outside Date.

      Section 7.2.      Effect of Termination.

            (a) In the event of the termination of this Agreement pursuant to
      Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2 and in Section 8.12, there shall be no liability on the part of any party hereto.

            (b) If (i) Buyer exercises its right to terminate this Agreement under Section 7.1(d) or (ii) the Company exercises its right to terminate this Agreement under Section 7.1(i), then the Company shall pay to Buyer (within five (5) business days of Buyer's demand thereof), in same-day funds, the sum of (A) all reasonable documented fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Buyer in connection with or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby (the "Expenses") up to a maximum amount of $3,000,000 and (B) $4,000,000 (the "Termination Fee").

            (c) If Buyer exercises its right to terminate this Agreement under
      Section 7.1(e) or 7.1(j), then the Company shall pay to Buyer (within five
      (5) business days of Buyer's demand thereof), in same-day funds, the Expenses, up to a maximum amount of $3,000,000; provided that no such amount shall be payable if the Expenses shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement. If (i) Buyer exercises its right to terminate this Agreement under Section 7.1(e) or 7.1(j), and (ii) within twelve (12) months after termination of this Agreement, the Company shall enter into any definitive agreement relating to, or consummate, an Acquisition Proposal which was publicly announced prior to such termination, then, immediately prior to, and as a condition of, consummation of such transaction, the Company shall pay to Buyer, in same-day funds, the Termination Fee; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) of this Agreement.

            (d) If (i) (A) Buyer exercises its right to terminate this Agreement under Section 7.1(f) or 7.1(g)(ii) or (B) the Company exercises its right to terminate this Agreement under Section 7.1(f), and (ii) within twelve
      (12) months after termination of this Agreement, the Company shall enter into any definitive agreement relating to, or consummate, an Acquisition Proposal which was publicly announced prior to such termination, then, immediately prior to, and as a condition of, consummation of such transaction, the Company shall pay to Buyer, in same-day funds, the sum of
      (x) the Expenses up to a maximum amount of $3,000,000 and (y) the Termination Fee; provided that no such amount shall be payable if the Expenses or the Termination Fee shall have become payable or have been paid in accordance with Section 7.2(b) or 7.2(c) of this Agreement.

      Section 7.3. Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner any of the amounts due pursuant to Section 7.2, and, in order to obtain such payment, Buyer makes a claim that results in a judgment against the Company, the Company shall pay to Buyer its reasonable fees and expenses

(including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that the payment of the Expenses and the Termination Fee pursuant to Section 7.2 shall be the exclusive monetary remedies of Buyer upon any breach of this Agreement by the Company of any of its representations, warranties, covenants and obligations under this Agreement.

      Section 7.4. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment shall be made that requires further approval by the Company Stockholders without such approval having been obtained.

      Section 7.5. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII.

                               GENERAL PROVISIONS

      Section 8.1. No Third Party Beneficiaries. Other than the provisions of
Article I and Sections 5.7 and 5.13 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

      Section 8.2. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to, conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement or the Company Disclosure Letter. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

      Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

      Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      Section 8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

      Section 8.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      Section 8.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, subject to Section 7.3, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

      Section 8.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 8.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Article I and this Article VIII and Sections 5.4, 5.7, and 5.13 shall survive the Effective Time indefinitely and
(ii) the agreements set forth in Sections 5.2 and 7.2 and in this Article VIII shall survive the termination of this Agreement indefinitely.

      Section 8.11.     Certain Definitions.

            (a) For purposes of this Agreement, unless otherwise set forth herein, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

            (b) For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect that (i) is materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, in either case, none of the following shall be deemed in and of themselves, either or alone or in combination, to constitute a Company Material Adverse Effect: (A) any change in the market price or trading volume of the Company Common Stock (it being understood that any changes, events or effects giving rise or contributing to such change may otherwise constitute a Company Material Adverse Effect); (B) any failure by the Company to meet internal projections or forecasts or published revenue or earnings projections (it being understood that any changes, events or effects giving rise or contributing to such failure may otherwise constitute a Company Material Adverse Effect); (C) any change, event or effect in the United States economy or securities markets as a whole; (D) any change, event or effect generally affecting the textile rental or envelopes industries that does not have a materially disproportionate effect on the Company relative to most other industry participants; (E) any change, event or effect relating to or resulting from the announcement or pendency of the Merger or compliance by the Company with the terms and conditions of this Agreement; (F) any change, event or effect relating to or resulting from changes in generally accepted accounting requirements or principles; and (G) any change, event or effect relating to or resulting from changes in applicable Laws, rules, or regulations or interpretations thereof.

            (c) For purposes of this Agreement, the phrases "to the knowledge of the Company," "known to the Company," "with the knowledge of any of the Knowledge Officers" and similar formulations shall mean the actual knowledge of the officers of the Company listed in Section 8.11(c) of the Company Disclosure Letter (the "Knowledge Officers").

      Section 8.12. Fees and Expenses. Except as provided in Section 7.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that, Buyer and the Company shall each pay one-half of the filing fees required under the HSR Act.

      Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by nationally-recognized overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.13:

       If to Buyer:        NS Acquisition Corp.
                           c/o California Investment Fund, LLC
                           550 West C Street, Suite 1000
                           San Diego, California 92101
                           Attention: Michael R. Kelly

       with a copy to:     Latham & Watkins LLP
                             12636 High Bluff Drive
                           Suite 300
                           San Diego, California 92130
                           Attention: Scott N. Wolfe, Esq.

       If to the Company:  National Service Industries, Inc.
                              1420 Peachtree Street
                           Atlanta, Georgia 30309
                           Attention: Carol Ellis Morgan, Esq.

      with a copy to:      King & Spalding LLP
                              191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attention: Russell B. Richards, Esq.

      Section 8.14.     Consent to Jurisdiction; Waiver of Trial by Jury.

            (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and
      (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
      Section 8.13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14(B).

      IN WITNESS WHEREOF, the Company and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    NATIONAL SERVICE INDUSTRIES, INC.


                                   By:    /s/ Brock A. Hattox
                                          --------------------------------------
                                   Name:  Brock A. Hattox
                                          --------------------------------------
                                   Title: Chairman, Chief Executive Officer
                                          --------------------------------------
                                          and President


                                   NS ACQUISITION CORP.


                                   By:    /s/ Michael R. Kelly
                                          --------------------------------------
                                   Name:  Michael R. Kelly
                                          --------------------------------------
                                   Title: President and CEO
                                          --------------------------------------